UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________________

FORM 8-A
__________________

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

UNITED-GUARDIAN, INC.
(Exact name of registrant as specified in its charter)

Delaware	11-1719724
(State or other jurisdiction	(IRS Employer
of incorporation)	Identification No.)

230 Marcus Blvd, Hauppauge, NY	11788
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered:	Name of each exchange on which each class is to be registered:

Common Stock, $.10 par value	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☑

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.   ☐

Securities Act registration statement file number to which this form relates:   Not applicable

Securities to be registered pursuant to Section 12(g) of the Act:   None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

The securities to be registered are shares of common stock, par value $0.10 per share (the “Common Stock”), of United-Guardian, Inc., a Delaware corporation (the “Company”). The authorized capital stock of the Company currently consists of 10,000,000 shares of Common Stock.  As of March 13, 2009 the Company had issued 5,008,639 shares of Common Stock, of which 4,946,439 shares were outstanding and 62,200 were being held as Treasury Stock. The Company currently does not have any preferred stock, and there is only one class of common stock.

The following is a brief description of the Common Stock of the Company.  It is subject to the detailed provisions of the Company’s certificate of incorporation (“Certificate of Incorporation”) dated April 22, 1987 and the Company’s bylaws (“Bylaws”).  This description does not purport to be complete, and is qualified in its entirety by reference to the terms of the Certificate of Incorporation and By-laws, each of which is incorporated by reference into this Form 8-A.

Holders of Common Stock are entitled to one vote for each share held and have the sole right to vote for the election of directors and on matters requiring stockholder action.   Holders of Common Stock have no cumulative voting rights, and are entitled to receive dividends out of any funds of the Company lawfully available therefor under the laws of the State of Delaware if, when, and as declared by the Board of Directors.  Holders of Common stock are also entitled, on liquidation, dissolution, or winding up of the affairs of the Company, to share ratably in the assets of the Company legally available for distribution to stockholders after payment and discharge of all Company liabilities.

This registration relates to the listing of the Company’s Common Stock on the NASDAQ Global Market, which is expected to take place on March 16, 2009, and the Company’s related voluntary withdrawal of the listing of its common stock on the NYSE Alternext US stock exchange (also known as NYSE Amex) effective as of the close of business on March 13, 2009.

Item 2. Exhibits.

The following documents are filed as exhibits to this registration statement:

Exhibit Number	Description

1
Certificate of Incorporation of United-Guardian, Inc., dated and filed April 22, 1987 - incorporated herein by reference to Exhibit 4.1 of the Company’s report on Form 8-K dated September 21, 1987 (“1987 8-K”).

2	Bylaws of United-Guardian, Inc. - incorporated by reference to the Company’s Exhibit 4.2 of the 1987 8-K.

3
Certificate of Merger of United-Guardian, Inc., a New York corporation, with and into United-Guardian, Inc., a Delaware corporation, as filed with the Secretary of State of the State of Delaware on September 10, 1987 - incorporated herein by reference to Exhibit 3(b) of the Company’s annual report on Form 10-K for the fiscal year ended February 29, 1988 (“1988 10-K”).

4	Specimen Certificate for share of Common Stock of the Company, incorporated herein by reference to Exhibit 4(a) of the 1988 10-K.

SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: March 13, 2009	United-Guardian, Inc.
	By:	/s/ Kenneth H. Globus Name: Kenneth H. Globus Title: President